UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 5, 2008

IMMUNICON CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	000-50677	23-2269490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Road, Suite 100 Huntingdon Valley, Pennsylvania	19006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 830-0777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on May 31, 2007, Immunicon Corporation (“Immunicon”) announced that it had filed a Demand for Arbitration against Veridex, LLC, a Johnson & Johnson company (“Veridex”), pursuant to which Immunicon was seeking termination of the 20-year exclusive worldwide agreement to market, sell and distribute Immunicon’s cancer diagnostic products and rescission of all licenses currently held by Veridex under the Development, License and Supply Agreement between Immunicon and Veridex (the “DLS Agreement”). Immunicon also sought monetary damages including compensatory damages of $220.2 to $254.2 million and punitive damages of $480 million.

Veridex’s answer and counterclaim asserted, among other things, that Immunicon had failed to perform its development, manufacturing and quality assurance obligations pursuant to the DLS Agreement and that Immunicon had violated Veridex’s exclusive right to sell Immunicon products through the operations and activities related to Immunicon’s “Services” business.

Also as previously disclosed, on March 3, 2008, the arbitrator in the arbitration proceedings issued a final award, or the Decision. In the Decision, the arbitrator determined that Veridex was not in breach of its “best efforts” marketing obligation and dismissed Immunicon’s claims. The arbitrator awarded Veridex approximately $304,000 in contract damages, pursuant to Veridex’s counterclaim in which Veridex had challenged Immunicon’s use of circulating tumor cell reagents and analyzers as part of its “Services” business. Immunicon paid the award in full in April 2008 and Veridex has acknowledged the full award payment.

Following the Decision, Immunicon entered into negotiations with Veridex regarding the ongoing “Service” business and, on May 5, 2006, Immunicon and Veridex entered into a Phama Services Interim Agreement (the “Interim Agreement”). Pursuant to the Interim Agreement, Veridex permits Immunicon to continue the operations and activities related to the “Services” business until either Veridex sends written notice to Immunicon stating that Immunicon must stop providing such services or the parties execute a separate agreement that allows for transition of the services now performed by Immunicon to customers of Veridex. Further pursuant to the Interim Agreement, while Immunicon continues its “Services” business, it must pay to Veridex royalty payments varying from $59 to $128.90 per test performed.

Item 8.01.	Other Events.

On May 6, 2008, Immunicon entered into a Consulting Agreement (the “Agreement”) with Jonathan Cool (the “Consultant”). The Consultant is a member of Immunicon’s Board of Directors (the “Board”). The Agreement requires that all services provided to Immunicon by the Consultant be separate and independent from the Consultant’s services and responsibilities as a member of the Board.

Pursuant to the Agreement, the Consultant is to provide advice to and assist Immunicon in connection with corporate development initiatives. The Consultant is required to dedicate an average minimum of three days per week to his work under the Agreement and will be paid $25,000 for his work previously performed in the month of March and $35,000 per month thereafter as well as be eligible for reimbursement of his business expenses and for a discretionary bonus to be provided at the conclusion of the Consultant’s term of service to Immunicon. The Consultant’s services shall be conducted under the direction of the Chairman of the Board. The Agreement shall continue for four months, unless extended by the mutual agreement of Immunicon and the Consultant or unless terminated earlier by Immunicon upon 30 days written notice for any reason or immediately upon notice if the Consultant’s services are unsatisfactory or if the Consultant breaches any of its representations or covenants in the Agreement.

The Agreement provides that the Consultant is an independent contractor and not an employee of Immunicon, such that any and all liability for the payment of any taxes is the sole responsibility of the Consultant. The Consultant is not entitled to participate in or receive any benefit or right from any Immunicon employee retirement and welfare plan or program.

The Consultant is required to maintain in confidence all proprietary information of Immunicon and the Consultant has acknowledged that he has not and will not trade, and that he has not and will not encourage others to trade, in any securities of Immunicon while in possession of proprietary information of Immunicon that is material and non-public. In addition, the Consultant agrees that all inventions, discoveries, improvements, or modifications to Immunicon technology which result from the Consultant’s services are the sole property of Immunicon. Any and all Immunicon property and documents shall be returned to Immunicon no later than the expiration of the term of the Agreement.

Due to the terms of the Agreement, the Consultant will no longer be considered an independent director on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

By:	/s/ BYRON D. HEWETT
Byron D. Hewett
President and Chief Executive Officer

Dated: May 9, 2008